Exhibit 99.1

Digital Power wins two contracts to develop advanced, next-generation power solutions for cloud based data centers and converged cable access platforms (CCAP)

Published: Sept 16, 2014 8:00 a.m. ET

FREMONT, Calif., Sept. 16, 2014 /PRNewswire/ -- Digital Power Corporation (nyse mkt:DPW) announced that it recently was awarded two contracts, one to develop a custom switching power solution for cloud based data centers and the other to develop a custom power solution  for converged cable TV edge router and gateway nodes.  Based on current purchase forecasts provided by the customers to these contracts and after completion of development, the company expects to generate aggregate annual revenue of $1.3 million from these contracts for a period of five years.  The customers may update their purchase forecasts from time to time.

The solution for data centers is intended to support the rapidly increasing demand for cloud based computing services. The solution for router and gateway nodes is intended to support the high demands of virtual converged cable access platform (CCAP) over cable TV operator networks for IP video streaming services and file uploads and downloads.

For data centers, the Digital Power DC/DC 1300 watt product features a fully synchronous rectifier design and employs advanced digital signal processing (DSP) devices and firmware for real-time monitoring and performance control. The DSP communicates with a host processor to enable the system to monitor and control performance, including timing, digital control loops, and multiphase clocking, using the industry standard SMBus. For router and gateway nodes, the Digital Power AC/DC pseudo-square wave product features an advanced synchronous rectifier AC/DC front end to improve power efficiency. This product also is fully DSP controlled.

Amos Kohn, president and CEO of Digital Power Corporation comments, "We are proud that we have been selected to provide our technology and designs to customers in these two service industries. Our power solutions are based on the next-generation of digital synchronous rectifier design, and we believe they are among the most technologically advanced power processing solutions on the market." Mr. Kohn added, "We hope that these engagements will lead to additional opportunities to serve these growing market segments".

About Digital Power Corporation Headquartered in Fremont, Calif., Digital Power Corporation designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Its products are used in the most demanding telecom, industrial, medical and military applications where customers require high density, high efficiency and ruggedized power solutions. Its wholly owned subsidiary Digital Power Limited, is located in the UK.

Forward Looking Statements  The foregoing release contains "forward looking statements" regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company's current expectations regarding revenues from contracts. The Company cautions readers that such "forward looking statements" are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. As previously noted, the current customers associated with the aforementioned contracts may modify their purchase forecasts for these products which would increase or decrease the Company's actual revenue versus current revenue forecast for these customers. The Company disclaims any current intention to update its "forward looking statements," and the estimates and assumptions within them, at any time or for any reason.  More information about potential risk factors that could affect the Company's business and financial results are included in the Company's most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's Forms 10-K, 10-Q and 8-K.  All filings are available on the Company's website at www.digipwr.com.

SOURCE Digital Power Corporation

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